Exhibit 2.1

STOCK PURCHASE AGREEMENT

DATED AS OF OCTOBER 22, 2004

BETWEEN

PORTER BANCORP, INC.

AND

1st INDEPENDENCE FINANCIAL GROUP, INC.

TABLE OF CONTENTS
ARTICLE I CERTAIN DEFINITIONS		1

1.1.	Certain Definitions.	1

ARTICLE II THE TRANSACTION		3

2.1.	Purchase and Sale of Citizens Common Stock.	3
2.2.	Effective Time; Closing.	4

ARTICLE III REPRESENTATIONS AND WARRANTIES		4

3.1.	Representations and Warranties of the Seller.	4
3.2.	Representations and Warranties of the Purchaser.	6

ARTICLE IV COVENANTS		7

4.1.	Reasonable Best Efforts.	7
4.2.	Regulatory Filings.	7
4.3.	Notification of Certain Matters.
4.4.	Due Diligence.	7
4.5.	Notice to Minority Shareholders.	7
4.6.	Minority Shareholder Rights.	7
4.7.	Transfer and Voting. .	8
4.8.	Delivery of Documents.	8

ARTICLE V CONDITIONS TO CONSUMMATION OF THE TRANSACTION		8

5.1.	Conditions to Obligations of Seller.	8
5.2.	Conditions to Obligations of Purchaser.	9

ARTICLE VI TERMINATION		10

6.1.	Termination.	10
6.2.	Effect of Termination and Abandonment.	11
6.3.	Indemnification / Limitation on Liability.	11

ARTICLE VII MISCELLANEOUS		11

7.1.	Survival.	11
7.2.	Waiver; Amendment.	12
7.3.	Counterparts.	12
7.4.	Governing Law.	12
7.5.	Confidentiality.	12
7.6.	Expenses.	12
7.7.	Notices.	12
7.8.	Entire Understanding; No Third Party Beneficiaries.	13
7.9.	Severability.	13
7.10.	Enforcement of the Agreement.	13
7.11.	Interpretation.	14
7.12.	Assignment.	14

Annex A –	Securities Purchase Agreement dated March 29, 2001 between Citizens Financial Bank, Inc. and Harrodsburg First Financial Bancorp, Inc. (Not Included)

Annex B –	Form of Share Purchase Agreement Between Porter Bancorp, Inc. and Minority Shareholders (Not Included)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made and entered into as of October 22, 2004 between Porter Bancorp, Inc., (“Purchaser”) and 1st Independence Financial Group, Inc. (“Seller”).

R E C I T A L S:

A. Purchaser. Purchaser is a Kentucky corporation having its principal place of business in Shepherdsville, Kentucky.

B. Seller. Seller is a Delaware corporation having its principal place of business in Harrodsburg, Kentucky.

C. Board Action. The respective Boards of Directors of Purchaser and Seller have determined that it is in the best interests of their respective companies and their stockholders to consummate the Transaction as provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Affiliates” mean any Person, that directly or indirectly through one or more intermediaries, controls or is controlled by, or, is under common control with the Person specified.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 7.2.

“Bank Facility” means the real property and improvements located at 8620 Biggin Hill Lane, Louisville, Kentucky which are owned by Ascencia Bank, Inc., an Affiliate of Purchaser.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the Commonwealth of Kentucky are authorized or obligated to close.

“Citizens” means Citizens Financial Bank, Inc., a Kentucky chartered commercial bank that is a majority owned subsidiary of Seller.

“Closing” and “Closing Date” have the meanings set forth in Section 2.2.

“Common Stock” means the outstanding common stock of Citizens, of which (i) Seller owns 140,815 shares and (ii) Minority Shareholders of Citizens own 111,535 shares.

“Effective Time” has the meaning set forth in Section 2.2.

“1st Independence Bank” means 1st Independence Bank, Inc., a Kentucky state chartered commercial bank, which is a wholly-owned subsidiary of Seller.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles accepted in the United States of America.

“Government Authority” means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HFFB Securities Purchase Agreement” means the Securities Purchase Agreement executed on March 29, 2001 between Citizens and Seller, a copy of which is attached as Annex A hereto.

“KOFI” means the Office of Financial Institutions in Kentucky.

“Liens” means any charge, mortgage, pledge, security interest, restriction, option, right of first refusal, limitation on voting right, claim, lien or encumbrance.

“Material Adverse Effect” means, (a) with respect to Citizens, any action, omission, change or effect that (i) is material and adverse to the financial position, results of operations or business of Citizens taken as a whole, or (ii) would materially impair the ability of Seller to perform its obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (A) changes in laws of general applicability or interpretations thereof by Government Authorities, and (B) changes in GAAP, and (b) with respect to Purchaser and Seller, any action, omission, change or effect that would materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially impede the consummation of the Transaction. For purposes of this definition, an effect is “material” to the financial position, results of operations or business of Citizens taken as a whole if, and only if it results, or is reasonably likely to result on or before the Closing, in the reduction of the Tangible Capital of Citizens below $3,500,000.

“Minority Shareholders” mean the shareholders of Citizens other than the Seller.

“Parties” mean Purchaser and Seller.

“Person” means any individual, corporation, company, partnership (limited or general), joint venture, association, trust, or other entity, or similar contractual arrangement or relationship.

“Purchase Price Per Share” means $16.33.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Sale Rights” means the rights of the Minority Shareholders to sell their respective shares of Common Stock pursuant to Section 8.2 of the HFFB Securities Purchase Agreement.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Consideration” shall mean Two Million Three Hundred Thousand Dollars ($2,300,000), i.e. the number of Seller Shares multiplied by the Purchase Price Per Share.

“Seller Shares” has the meaning set forth in Section 2.1(a).

“Share Purchase Agreements” mean the share purchase agreements between Purchaser and each of the Minority Shareholders that exercise their Sale Rights. A form of the Share Purchase Agreement is attached hereto as Exhibit B.

“Subsidiary” has the meaning assigned to it in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission.

“Tangible Capital” means the equity capital of Citizens computed in accordance with GAAP (including any deferred tax assets), less any recorded goodwill.

“Transaction” has the meaning set forth in Section 2.1(a).

“Transferred Shares” has the meaning set forth in Section 2.1(a).

ARTICLE II

THE TRANSACTION

2.1. Purchase and Sale of Citizens Common Stock.

(a) Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Effective Time and upon fulfillment or waiver of each condition to Closing (as set forth in Article V hereof), (i) Seller, concurrent with each Minority Shareholder exercising its Sale Rights as contemplated under Section 4.7 herein, shall sell and deliver to Purchaser, and the Purchaser shall purchase and accept from the Seller and each such Minority Shareholder all of the shares of Common Stock held by the Seller (the “Seller Shares”) and the Common Stock tendered for sale by such Minority Shareholders pursuant to the exercise of Sale Rights (the “Tendered Minority Shares”), in each case for the Purchase Price Per Share and subject to sale pursuant to Share Purchase Agreements between Purchaser and the Minority Shareholders (the “Minority Shares”) (collectively, the “Transferred Shares”), free and clear of all Liens.

The consummation of the purchase and sale of the Seller Shares for the Seller Consideration is referred to herein as the “Transaction.” Seller will convey or cause to be conveyed to Purchaser on the Closing Date a certificate or certificates representing the Seller Shares.

(b) Consideration. In consideration of the purchase and sale of the Transferred Shares pursuant to Section 2.1(a) hereof, at the Effective Time, Purchaser shall (i) deliver to Seller (in cash or by wire transfer of immediately available funds) an amount equal to the Seller Consideration, and (ii) in accordance with each Share Purchase Agreement between Purchaser and a Minority Shareholder, deliver to each Minority Shareholder exercising Sale Rights (in cash or by wire transfer of immediately available funds) an amount equal to the number of Tendered Minority Shares to be tendered by such Minority Shareholder under the applicable Share Purchase Agreement multiplied by the Purchase Price Per Share.

2.2. Effective Time; Closing. Subject to the satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the consummation of the Transaction, but subject to the fulfillment or waiver of those conditions), the Transaction shall become effective and title to the Transferred Shares shall pass to Purchaser upon the completion of the Closing (“Effective Time”). A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of Frost Brown Todd LLC, 400 West Market Street, 32nd Floor, Louisville, Kentucky, on the fifth (5th) Business Day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all waiting periods in respect thereof, or at such other place, at such other time, or on such other date as the Parties may mutually agree upon (any such date, the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Seller. Seller represents and warrants to Purchaser the following, as of the date hereof and except as set forth in a specific item, or as specifically cross referenced in a specific item, in a Seller Disclosure Schedule. Each exception set forth in a Seller Disclosure Schedule is identified by reference to, or has been grouped by, a specific section or subsection of this Agreement and relates only to such section or subsection.

(a) Title of Shares and Voting Rights. Seller is the legal and beneficial owner of the Seller Shares. Seller has good and marketable title to the Seller Shares, free and clear of all Liens. Seller has full legal power, authority and right to vote the Seller Shares without the consent or approval of, or any other action on the part of, any other Person. Without limiting the generality of the foregoing, except for this Agreement, Seller has not (a) entered into any voting agreement with any person or entity with respect to Seller Shares, (b) granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to such shares, (c) deposited any of the Seller Shares in a voting trust or (d) entered into any arrangement or agreement with any person or entity limiting or affecting his or her legal power, authority or right to vote Seller Shares. The Seller Shares constitute not less than 55% of the outstanding shares of Common Stock on a fully diluted basis.

(b) Organization and Qualification. Seller is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware.

(c) Authorized and Effective Agreement. Seller has the full power and authority, and is duly authorized to enter into, execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Seller and is legally binding upon and enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(d) No Conflict. Neither the execution nor delivery of this Agreement nor the consummation of the Transaction will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien on the Seller Shares under any agreement, instrument, order, judgment or decree to which Seller is a party, is bound or is subject and no further action is required to be taken by Seller, nor is it necessary for Seller to obtain any action, approval or consent by or from any Person or Government Authority, other than contemplated under Section 4.2, 4.5 and 4.6 herein, to enable Seller to enter into or perform its obligations under this Agreement.

(e) Brokers. No broker, investment banker, financial advisor or other Person on behalf of Seller is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction that will cause any payment obligation on the part of Purchaser.

(f) Capital Stock of Citizens. The authorized capital stock of Citizens consists of 625,000 shares of Common Stock, of which 252,350 shares are currently, and as of the Effective Time will be, issued and outstanding. Additionally, there are no outstanding options, warrants, contracts, or commitments to which Citizens is a party entitling any Person to purchase or otherwise acquire from Citizens any shares of capital stock of Citizens or any securities convertible into or exchangeable for any shares of the capital stock of Citizens.

(g) Litigation. No litigation, claim or other proceeding before any court or Government Authority is pending or to Seller’s knowledge threatened against Seller, its officers or directors, that if determined adversely to Seller, would materially impair the ability or the obligation of Seller to perform fully on a timely basis its obligations under this Agreement. To Seller’s knowledge, except as disclosed in Schedule 3.1(g), no litigation, claim or other proceeding before any court or Government Authority is pending against Citizens, its officers or directors, or any of Citizens’ Affiliates, and, no such litigation, claim or other proceeding has been threatened that would have a Material Adverse Effect on Citizens.

(h) Limitation on Rights of Seller Shares or Corporate Documents. Citizens’ Articles of Incorporation and Bylaws, current copies of which are attached hereto, do not limit the rights of or impose restrictions on the Seller Shares in any nature whatsoever, and, to Seller’s knowledge, no other actions have been taken by Citizens or its directors or its officer to amend its Articles of Incorporation or Bylaws.

(i) Disclosures. No representation or warranty contained in Section 3.1 of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein not misleading.

3.2. Representations and Warranties of the Purchaser. Purchaser represents and warrants to Seller the following as of the date hereof:

(a) Organization and Qualification. Purchaser is a Kentucky corporation duly organized, validly existing and in good standing under the laws of Kentucky.

(b) Authorized and Effective Agreement. Purchaser has the corporate power and authority and is duly authorized to enter into, execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Purchaser and is legally binding upon and enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(c) No Conflict. Neither the execution nor delivery of this Agreement nor the consummation of the Transaction will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under Purchaser’s articles of incorporation, bylaws, or other organizational document, as applicable, or result in the creation of any Lien or any agreement, instrument, order, judgment or decree to which the Purchaser is a party, is bound or is subject and no further action is required to be taken by Purchaser, nor is it necessary for Purchaser to obtain any action, approval or consent by or from any third persons or Government Authority, to enable Purchaser to enter into or perform its obligations under this Agreement except for filings of applications or notices with the FRB, the FDIC, and the KOFI, as required.

(d) Brokers. No broker, investment banker, financial advisor or other Person on behalf of Purchaser is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement that will cause any payment obligation on the part of Seller.

(e) Litigation. No litigation, claim or other proceedings before any court or Government Authority is pending, or to Purchaser’s knowledge, threatened against Purchaser, its officers or directors, that if determined adversely to Purchaser, would materially impair the ability or the obligations of Purchaser to perform fully on a timely basis its obligations under this Agreement.

(f) Securities. Purchaser hereby acknowledges that Seller Shares are not registered under the Securities Act or registered or qualified for sale under any applicable securities Law of the United States or any state of the United States and cannot be resold without registration thereunder or exemption therefrom. Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in such Seller Shares and has the ability to bear the economic risks of Seller Shares investment.

(g) Disclosure. No representation or warranty contained in Section 3.2 of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein not misleading.

ARTICLE IV

COVENANTS

4.1. Reasonable Best Efforts. Each of the Seller and Purchaser agrees to use its reasonable commercial efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as contemplated hereunder as promptly as practicable and each Party shall cooperate fully with the other Party hereto to that end.

4.2. Regulatory Filings. Purchaser shall prepare all regulatory filings required to consummate the transactions contemplated by this Agreement and submit the filings for approval with the FRB, the FDIC, the KOFI, and any other governing regulatory authority, within twenty (20) days after the date hereof, and that counsel to Seller shall be provided with a reasonable period of time, and in no instance less than two (2) business days, to review such regulatory filings prior to their submission.

4.3. Notification of Certain Matters. Each of Seller and Purchaser shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

4.4. Due Diligence. From the date hereof until the Closing, Seller shall use commercially reasonable efforts to assist Purchaser in securing from Citizens for Purchaser’s officers, employees, accountants, counsel, financial advisors and other representatives reasonable access during normal business hours, during the period prior to the Closing, to all of the books, records, properties and personnel of Citizens. Purchaser will hold any information obtained pursuant to this Section 4.4 in confidence. Purchaser shall use its reasonable best efforts to cause its employees, accountants, attorneys and other authorized representatives, to hold in strict confidence all data and information obtained by it from Seller or Citizens (unless such data or information is or becomes readily ascertainable from public or published information or trade sources); and Purchaser shall not, and shall use its reasonable best efforts to ensure that its employees, accountants, attorneys and other authorized representatives do not, disclose such information to others; provided, that Purchaser may file or otherwise submit such data and information to any regulatory authority in connection with obtaining regulatory or shareholder approval or third party consent to facilitate or consummate the transactions contemplated by this Agreement without any liability to the other.

4.5. Notice to Minority Shareholders. Seller shall prepare and deliver a notice required by Section 8.2(b)(ii) of the HFFB Securities Purchase Agreement to each Minority Shareholder, not less than twenty-five (25) business days, prior to the Effective Time. Seller shall provide a copy of the notice to Purchaser within a reasonable period of time, and in no instance less than two (2) business days, prior to its delivery to the Minority Shareholders to review such notice.

4.6. Minority Shareholder Rights. Purchaser acknowledges and agrees that Seller’s right to complete the Transaction is subject to the Sale Rights. Purchaser agrees that it will enter into a Share Purchase Agreement substantially in the form of Annex B hereto with each Minority Shareholder exercising its Sale Rights pursuant to which Purchaser will purchase at Closing the Minority Shareholder’s Common Stock subject to such exercise, at a price per share equal to the Purchase Price Per Share.

4.7. Transfer and Voting. Seller shall (a) continue to own and shall not assign, transfer, or otherwise dispose of, or in any way, subject to any Lien, the Seller Shares, except as contemplated by this Agreement and shall at all times from the date hereof, through the Closing, maintain the full right, power and authority to vote Seller Shares free of restrictions, arrangements or limitations thereon, and (b) subject to any fiduciary obligations of Seller, until the earlier of the termination of this Agreement or the Closing, vote, or cause to be voted at any annual or special meeting of shareholders of Citizens, or action by written consent, where such matters arise, all Seller Shares and any additional shares that Seller may hold or beneficially own after the date hereof against (i) approval of any proposal made in opposition to or in competition with the Transaction contemplated by this Agreement, including, without limitation, any mergers, share exchange, acquisition, consolidation, sale of assets outside the ordinary course of business or other similar transaction and (ii) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Transaction contemplated by this Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Seller or that would have a Material Adverse Effect on Seller.

4.8. Delivery of Documents. At the Closing, each of Purchaser and Seller shall deliver certificates and other documents required to be delivered under Article V hereof.

ARTICLE V

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

5.1. Conditions to Obligations of Seller. The obligation of Seller to consummate the Transaction is also subject to the fulfillment at or prior to the Closing Date of each of the following conditions, or written waiver thereof by Seller:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Seller shall have received a certificate, dated the Closing Date, signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.

(b) No Injunction. No Government Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(c) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained by Purchaser and such approvals shall remain in full force and effect.

(d) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by Purchaser under this Agreement at or prior to the Effective Time, including entering into Share Purchase Agreements with each Minority Shareholder exercising its Sale Rights, and Seller shall have received a certificate, dated the Closing Date, signed on behalf of Purchaser by the Chief Executive Officer and President, and the Chief Financial Officer of Purchaser to such effect.

(e) Real Estate Purchase. The acquisition of the Bank Facility by 1st Independence Bank shall be consummated concurrently with or prior to the Effective Time.

(f) Other Actions. Purchaser shall have furnished Seller with such certificates of its respective officers and such other documents to evidence fulfillment of the conditions set forth in Section 5.1 as Seller may reasonably request.

5.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transaction are also subject to the fulfillment at or prior to the Closing Date of each of the following conditions, or written waiver thereof of Purchaser:

(a) Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Purchaser shall have received a certificate, dated the Closing Date, signed on behalf of Seller by the President and the Chief Financial Officer of Seller to such effect.

(b) No Injunction. No Government Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(c) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained by Purchaser and such approvals shall remain in full force and effect.

(d) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by Seller under this Agreement at or prior to the Effective Time, including delivering notice to the Minority Shareholders of Citizens of the proposed sale of Citizens Common Stock to Purchaser not less than twenty-five (25) business days prior to the Effective Time, in accordance with Section 8.2(b) of the HFFB Securities Purchase Agreement, and Purchaser shall have received a certificate, dated the Closing Date, signed on behalf of Seller by the Chief Executive Officer, the President, and the Chief Financial Officer of Seller to such effect.

(e) No Material Adverse Effect and Absence of Certain Changes. Since the date hereof, no event or development shall have occurred (or failed to occur) and there shall be no circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to Citizens.

(f) Real Estate Purchase. The acquisition of the Bank Facility by 1st Independence Bank shall be consummated concurrently with or prior to the Effective Time.

(g) Tangible Capital.

(i) Citizens’ Tangible Capital shall not be less than Three Million Five Hundred Thousand Dollars ($3,500,000).

(ii) Notwithstanding the foregoing, Purchaser shall be deemed to have waived the condition set forth in 5.2(g)(i) unless Purchaser notifies Seller no later than 2 days prior to Closing that the Tangible Capital condition set forth in 5.2(g)(i) has not been fulfilled. Such notice shall describe the basis for Purchaser’s conclusion regarding the condition set forth in 5.2(g)(i) and shall quantify the amount of such Tangible Capital deficit. Upon receipt of such notice from Purchaser, Seller may by written notice to Purchaser extend the Closing up to 15 days from the original Closing, during which period Seller has the right to arrange for a cure by Citizens of the failure of the condition set forth in 5.2(g)(i), provided, however, such cure shall be in accordance with GAAP.

(h) Access. Purchaser and its officers, employees, accountants, counsel, financial advisors and other representatives of Purchaser shall have been given reasonable access for purposes of due diligence during normal business hours, to the books, records, properties and personnel of Citizens.

(i) Other Actions. Seller shall have furnished Purchaser with such certificates of its respective officers and such other documents to evidence fulfillment of the conditions set forth in Section 5.2 as Purchaser may reasonably request.

ARTICLE VI

TERMINATION

6.1. Termination. This Agreement may be terminated, and the Transaction may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Purchaser and Seller.

(b) Breach. At any time prior to the Effective Time, by Purchaser on the one hand or Seller on the other hand, in the event of: (i) a breach by Purchaser on the one hand or Seller on the other hand, as the case may be, of any representation or warranty contained herein, which breach is not caused by action or inaction of the other Party cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party or Parties of such breach; or (ii) a breach by Purchaser on the one hand or Seller on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party or Parties of such breach, which breach by one Party hereto (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to the other Party.

(c) Delay. At any time prior to the Effective Time, by Purchaser on the one hand or Seller on the other hand, in the event that the Transaction is not consummated by January 31, 2005, except to the extent that the failure of the Transaction then to be consummated arises out of or results from the knowing action or inaction of the Party seeking to terminate pursuant to this Section 6.1(c).

6.2. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this Article VI, no Party to this Agreement shall have any liability or further obligation to any other Party hereunder except that the confidentiality provisions of Section 4.4 of this Agreement shall survive any such termination and abandonment unless such rightful termination results from a Party’s intentional or reckless misrepresentation or intentional or reckless breach of any covenant, representation or warranty contained herein. In such event, the terminating Party shall have all remedies available to it at law or in equity.

6.3. Indemnification / Limitation on Liability.

(a) Each Party shall indemnify and hold harmless the other Party and its Affiliates, directors, officers, employees, and agents and their successors and assigns from any and all loss, fine, penalty, damage, expense or cost, including reasonable attorneys’ fees and expenses (“Losses”), arising out of the indemnifying Party’s breach of any representation, warranty, covenant or agreement as referenced in Section 6.1(b) hereof, and from third party claims against a Party arising out of or in connection with actions or failure to act of the other Party with respect to this Agreement and the Transaction contemplated hereunder;

(b) Seller further shall indemnify and hold harmless Purchaser for any and all Losses incurred by Purchaser and its Affiliates, directors, officers, employees, and agents and their successors and assigns arising out of or in connection with claims of Minority Shareholders pursuant to Section 8.2(b) of the HFFB Securities Purchase Agreement. However, such indemnity shall not apply to Losses to the extent attributable to any breach by Purchaser under the Share Purchase Agreements.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY (INCLUDING AN INDEMNIFIED PARTY) SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY FOR LOSSES UNDER THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL DIRECT COMPENSATORY DAMAGES, COURT COSTS, MITIGATION COSTS AND REASONABLE ATTORNEY’S FEES SUFFERED BY SUCH PARTY. EACH OF PURCHASER AND SELLER WAIVES ANY RIGHT TO RECOVER PUNITIVE, INCIDENTAL, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT.

ARTICLE VII

MISCELLANEOUS

7.1. Survival. The representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time.

7.2. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the Party benefited by the provision or (ii) amended or modified at any time by an agreement in writing among the Parties hereto executed in the same manner as this Agreement.

7.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and delivered via facsimile.

7.4. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Kentucky applicable to contracts made and to be performed entirely within such State.

7.5. Confidentiality. From and after the date of Closing, Seller shall, and shall cause its subsidiaries and affiliates to, treat all non-public information regarding Citizens as confidential, and Seller shall, and shall cause its subsidiaries and affiliates to, not use any such information so required to be treated as confidential for any purpose. The covenants of Seller contained in this Section 7.5 are of the essence and shall survive any termination of this Agreement; provided, however, that neither Seller nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 7.5 if Seller or any of such affiliates shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction, provided further that prior to such disclosure, Seller shall give Purchaser reasonable prior notice thereof.

7.6. Expenses. Each Party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

7.7. Notices. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties hereto.

(a)	If to Purchaser, to:	Porter Bancorp, Inc.
162 S. Buckman Street
P.O. Box 159
Shepherdsville, Kentucky 40165
Attn: Maria L. Bouvette
President and Chief Executive Officer
Telephone No. (502) 543-2296
Telecopy No. (502) 543-1975

	With a copy to:	David L. Beckman, Jr.
C. Bradford Harris
Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, Kentucky 40202-3354
Telephone No. (502) 568-0374
Telecopy No. (502) 581-1087

(b)	If to Seller, to:	1st Independence Financial Group, Inc.
104 South Chiles Street
Harrodsburg, Kentucky 40330-1620
Attn: Arthur L. Freeman, Chairman
and Chief Executive Officer and
N. William White, President
Telephone No. (859) 734-5452
Telecopy No. (859) 734-7671

	With a copy to:	Felicia C. Battista, Esq.
Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C. 20037-1350
Telephone No. (202) 457-5645
Telecopy No. (202) 457-6315

7.8. Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the Parties hereto and thereto with reference to the Transaction, and this Agreement supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.9. Severability. Except to the extent that application of this Section 7.8 would have a Material Adverse Effect on Seller or a Purchaser Material Adverse Effect, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision, which, insofar as practicable, implements the original purposes and intents of this Agreement.

7.10. Enforcement of the Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

7.11. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written (October 22, 2004).

7.12. Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the dates first written above.

PURCHASER:

PORTER BANCORP, INC.

By:	/s/ Maria L. Bouvette
Maria L. Bouvette, President and Chief
Executive Officer

SELLER:

1st INDEPENDENCE FINANCIAL GROUP, INC.

By:	/s/ Arthur L. Freeman
Arthur L. Freeman, Chairman and
Chief Executive Officer

By:	/s/ N. William White
N. William White, President